Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Software Acquisition Group, Inc. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as Amended, of our report dated July 15, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Software Acquisition Group, Inc. as of June 30, 2019 and for the period from May 9, 2019 (inception) through June 30, 2019 appearing in the Registration Statement on Form S-1, as filed (File No. 333-234327) of Software Acquisition Group, Inc.

/s/ Marcum llp

Marcum llp

New York, NY

November 19, 2019